UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 7, 2020

(Date of earliest event reported)

Asure Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34522	74-2415696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3700 N. Capital of Texas Hwy, Suite 350, Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

512-437-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ASUR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

We acquired certain of the assets of Payroll Tax Management, Inc., a California corporation (“PTM”), pursuant to an Asset Purchase Agreement between our wholly owned subsidiary, Asure Payroll Tax Management LLC, and the following parties:  PTM, Financial Business Group Holdings and Alden J. Blowers, dated July 7, 2020, but effective July 1, 2020 (the “Purchase Agreement”). The initial purchase price for the assets was $4.25 million, which we paid in cash at closing. PTM will be paid additional consideration for the assets (the “Contingent Payments”) based on the trailing twelve-month Annual Revenue (as defined in the Purchase Agreement) at each of April 30, 2021 and October 31, 2021. Contingent payments, if any, will generally be made by May 30, 2021 and December 30, 2021 in the manner provided for in the Purchase Agreement.

While under Regulation S-X, the acquisition of the assets of PTM could be deemed the acquisition of a business which exceeds one of the significance thresholds of Rule 1-02(w) of Regulation S-X, this threshold was only crossed because custodial assets of PTM, which we are not acquiring, are technically deemed to be part of the business of PTM. The custodial accounts are assets held on behalf of PTM’s customers. As we are not acquiring these custodial assets, we received a waiver from the SEC with respect to the inclusion in this Form 8-K of financial statements of Seller as well as pro forma financial statements to reflect the acquisition of PTM’s assets.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and are incorporated herein by reference in their entirety.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 7, 2020, in connection with obtaining consent from our senior lender to the acquisition disclosed in Item 2.01, our senior lender identified certain events of default under our Third Amended and Restated Credit Agreement by and among Wells Fargo Bank, National Association as Administrative Agent, the lenders that are party thereto and us, dated December 31, 2019 (the “Credit Agreement”) and reserved their rights to pursue their remedies under the Credit Agreement as a result of the events of default. Then, on July 10, 2020, our senior lender issued a reservation of rights letter related to these events of default. The primary event of default that triggered the reservation of rights letter is our failure to achieve Minimum EBITDA of $3,750,000 for the first quarter ending March 31, 2020, as required under Section 7 of the Credit Agreement, which failure was a result of impacts to our business driven primarily by COVID-19. The other events of default were technical defaults resulting from the fact that we were either unaware that our senior lender was considering the failure to achieve Minimum EBITDA an event of default as of May 11, 2020 or because we were unaware that the senior lender was still requiring that we provide certain requested documents in connection with our banking relationship. Under the reservation of rights letter, the senior lender is accruing default interest from May 11, 2020, which we will be required to pay on July 31, 2020. We are in the process of negotiating an amendment to the Credit Agreement to reset our financial covenants and expect the default interest will be waived in exchange for the payment of an amendment fee to our senior lender. As a result of the events of default, our lender has the right to accelerate all amounts owing to the lender, which, as of July 10, 2020, includes the principal amount of $19.75 million and accrued interest.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

EXHIBIT NUMBER	DESCRIPTION
2.1	Asset Purchase Agreement among Asure Payroll Tax Management LLC, Payroll Tax Management, Inc., Financial Business Group Holdings, and Alden J. Blowers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: July 10, 2020	By:	/s/ Kelyn Brannon
Kelyn Brannon, Chief Financial Officer